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                                                                       EXHIBIT g

                          INVESTMENT ADVISORY AGREEMENT

         THIS AGREEMENT is made this ____ day of_________, 2000, by and between The Oxbow Fund, LLC, a New Jersey limited liability company (the "Fund"), and C.J.M. Asset Management, LLC, a New Jersey limited liability company ("CJM" or the "Investment Manager").

         WHEREAS, the Fund is a closed-end management investment company that has elected to be regulated as a business development company pursuant to
Section 54 under the Investment Company Act of 1940, as amended (the "1940
Act").

         WHEREAS, the Fund desires to retain the Investment Manager to render investment management services to the Fund and the Investment Manager is willing to render such services.

         NOW THEREFORE, in consideration of mutual covenants herein contained, the parties hereto agree as follows:

         1. DUTIES OF THE INVESTMENT MANAGER. The Fund hereby appoints the Investment Manager to act as investment adviser for the period and on such terms set forth in this Agreement. The Fund employs the Investment Manager to manage the investment and reinvestment of the Fund's assets, to continuously review, supervise and administer the investment program of the Fund to determine in its discretion the securities to be purchased or sold and the portion of the Fund's assets to be held uninvested, to provide the Fund with records concerning the Investment Manager's activities which the Fund is required to maintain, and to render regular reports to the Fund's Directors concerning the Investment Manager's discharge of the foregoing responsibilities.

         The Investment Manager accepts such employment and shall discharge the foregoing responsibilities subject to the control of the Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus as amended or supplemented from time to time (the "Prospectus"), and applicable laws and regulations.

         2. PORTFOLIO TRANSACTIONS. The Investment Manager is authorized to select the brokers or dealers that will execute purchases and sales of portfolio securities for the Fund, to the extent that brokers or dealers will be used to execute any such transactions, and are directed to use their best efforts to obtain the best net results as described in the Fund's Prospectus from time to time. The Investment Manager agrees to promptly communicate to the Directors of the Fund such information relating to transactions as they may reasonably request. The Investment Manager shall further be authorized to incur investment banking fees, finders fees and other expenses relating to investments on behalf of the Fund and to be reimbursed for such expenses and fees from assets of the Fund.

         3. COMPENSATION OF THE INVESTMENT MANAGER; EXPENSE REIMBURSEMENT. For the services to be rendered by the Investment Manager as provided in


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Sections 1 and 2 of this Agreement, the Fund shall pay to the Investment Manager an annual Management Fee equal to 2.5% of total "adjusted capital contributions" payable quarterly in arrears. Additionally, commencing upon receipt by the Members of aggregate distributions under the Operating Agreement equal to the amount of their aggregate "initial capital contributions," the Fund shall pay to the Investment Manager an annual "incentive fee". The incentive fee will become payable commencing with the fiscal year of the fund during which the Members shall have received such aggregate distributions, and at the end of each fiscal year of the Fund thereafter. The incentive fee may be paid by the Fund in cash or property or, if agreed to by the Investment Manager, may be accrued by the Fund. For purposes of this Agreement, (i) "initial capital contribution" shall mean the amount of cash and fair market value of property contributed to the Fund by a Member upon admission to the Fund, (ii) "incentive fee" shall mean as to a fiscal year an amount equal to twenty percent (20%) of the taxable income of the Fund for such year (calculated without giving effect to the payment of the incentive fee) computed net of all unrealized capital depreciation for such year, and (iii) total "adjusted capital contributions" shall mean, as of any day, the aggregate amount of cash and fair market value of property contributed to the Fund by the Members upon admission to the Fund reduced by the amount of cash and the Carrying Value (as such term is defined in the Operating Agreement) of any property of the Fund distributed to the Members pursuant to Section
5.4(a) of the Operating Agreement.

         In the event of termination of this Agreement, the Management Fee provided under this Section shall be computed on the basis of the period ending on the last business day on which this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month and the incentive fee shall be computed through the last business day on which this Agreement is in effect.

         The Fund will reimburse the Investment Manager for actual organizational and operational costs and expenses incurred by the Investment Manager for the benefit or on behalf of the Fund.

         4. REPORTS. The Fund and the Investment Manager agree to furnish to each other current Prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

         5. STATUS OF INVESTMENT MANAGER. The services of the Investment Manager to the Fund are not to be deemed exclusive, and the Investment Manager shall be free to render similar services to others so long as its services to the Fund are not impaired thereby.

         6. LIABILITY OF INVESTMENT MANAGER. In the absence of: (i) willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties hereunder; (ii) reckless disregard by the Investment Manager of its obligations and duties hereunder;
(iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act, as amended), the Investment Manager shall not be subject to any liability whatsoever to the Fund, or to any unitholder of the


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Fund, for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund.

         7. PERMISSIBLE INTERESTS. Subject to and in accordance with the Operating Agreement of the Fund and the Operating Agreement of the Investment Manager, respectively, Directors agents and unitholders of the Fund are or may be interested in the Investment Manager (or any successor thereof) as officers, directors or otherwise; officers, agents and directors of the Investment Manager are or may be interested in the Fund as Directors, officers, unitholders or otherwise; and the Investment Manager (or any successor) is or may be interested in the Fund as unitholder or otherwise. The effect of any such interrelationships shall be governed by said Operating Agreements, and the relevant provisions of the 1940 Act. All such interests shall be fully disclosed between the parties on an ongoing basis and in the Fund's Prospectus as required by law.

         8. OPERATING AGREEMENT. The Investment Manager is hereby expressly put on notice of the limitation of unitholder and Director liability as set forth in Articles 3 and 7 of the Operating Agreement of the Fund and pursuant to the New Jersey Limited Liability Company Act (the "Act") and agree that the obligations assumed by the Fund pursuant to this Agreement shall be limited in all cases to the Fund and its assets, and the Investment Manager shall not seek satisfaction of any such obligation from the unitholders or any unitholder of the Fund. Nor shall the Investment Manager seek satisfaction of any such obligations from the Directors or any individual Director.

         9. DURATION AND TERMINATION. Unless sooner terminated or extended as provided herein, this Agreement shall terminate on that date which is two years from the date of its execution. Notwithstanding the foregoing, this Agreement may be extended for additional periods of one year from such date by vote of a majority of the Directors of the Fund or a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act. This Agreement may be terminated by the Fund at any time, without the payment of any penalty, by vote of a majority of the Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund on 60 days' written notice to the Investment Manager. This Agreement may be terminated by the Investment Manager at any time, without the payment of any penalty, upon 60 days' written notice to the Fund. This Agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other parties at any office of such party.

         As used in this Section, the terms "assignment" and "majority" shall have the meanings set forth respectively in Sections 2(a)(4) and 2(a)(42) of the 1940 Act.

         10. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Fund must be obtained (a) by a vote of a majority of those Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) to


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the extent required by the 1940 Act, by vote of a majority of the outstanding voting securities of the Fund.

         11. GOVERNING LAW. All questions concerning the validity, meaning and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of New Jersey applicable to contracts made and to be performed in that state.

         12. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this _____ day of ___________.

                                  THE OXBOW FUND, LLC

                                  By:
                                     --------------------------------
                                  Name:
                                  Title:

                                  C.J.M. ASSET MANAGEMENT, LLC


                                  BY:
                                     --------------------------------
                                  Name:
                                  Title:


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